francesca's® Reports First Quarter Fiscal Year 2014 Financial Results

•	First quarter net sales increased 8% to $85.4 million

•	First quarter comparable sales decreased 7%

•	First quarter diluted earnings per share were $0.20

•	Opened a record 62 new boutiques during the quarter

HOUSTON, June 10, 2014 (GLOBE NEWSWIRE) -- Francesca's Holdings Corporation (Nasdaq:FRAN) today reported net income of $8.6 million or$0.20 diluted earnings per share for the first quarter of 2014, compared to net income of $10.9 million or $0.24 diluted earnings per share for the first quarter of 2013.

Neill P. Davis, the Company's Chief Executive Officer and President stated, "Total sales growth of 8% to $85.4 million was driven by the strength of our new and non-comparable boutique sales and direct-to-consumer initiatives, contributing to incremental year over year growth of 16%. Our new boutiques continue to open strong and are meeting our expectations of payback periods of less than one year. Declining sales within our comparable boutiques partially offset these gains and were a reflection of decreases in boutique transactions, which has limited the effectiveness of our merchandise clearance strategies through existing channels."

Commenting on the second quarter and full year 2014 outlook, Mr. Davis noted that, "Our second quarter guidance reflect May sales trends and our plans to dispose of sufficient amount of slow moving inventory which has been built up due to the negative impact of various macro conditions on our planned sales levels in the apparel and jewelry categories. Our customer loves newness and our plans to dispose of slow moving inventory are targeted to accelerate the flow of new merchandise into our boutiques. We are focused on delivering improved results through the back half of 2014 driven by disciplined inventory management, meeting customer expectations, as well as ongoing customer engagement initiatives. I want to thank our team members for their tireless commitment and hard work as we continue to execute on our long term vision of building a unique and differentiated boutique experience."

FIRST QUARTER RESULTS

Net sales for the thirteen weeks were $85.4 million, compared to net sales of $79.0 million in the prior year quarter. The increase in first quarter sales was driven by 62 new boutiques opened during the quarter; bringing the total boutique count to 513 at quarter end.

Total apparel merchandise sales increased by 12% with increases in fashion tops and separates offsetting weakness in the dress category. Total non-apparel merchandise sales increased 5% with notable weakness in jewelry offset by increases in accessories and gift.

Our boutique sales were impacted by severe winter weather conditions during February causing over 360 full and partial day boutique closings throughout a large number of Southern, Northeast, and Central geographic regions, particularly in the Gulf Coast, Mid-Atlantic, Northeast, and New England areas. We estimate the impact of February closures to be approximately 200 bps of comparable sales during the quarter. Comparable sales, which include direct-to-consumer sales, decreased 7% versus the prior year quarter. The decrease in comparable sales was driven by a 7% decrease in transactions partially offset by an increase in direct-to-consumer sales of 84% versus the prior year quarter.

Gross profit, as a percentage of net sales, decreased to 49.0% compared to 52.4% in the prior year quarter. This decrease was due to 160 basis points of deleveraging of fixed occupancy costs and 180 basis points of lower merchandise margin. The decrease in merchandise margins was primarily due to elevated levels of markdowns and clearance sales compared to the prior year quarter.

Selling, general and administrative expenses increased 19% to $27.8 million from $23.4 million in the prior year quarter. This increase was primarily due to higher boutique and corporate payroll expenses to support the larger boutique base and direct-to-consumer sales growth.

Income from operations was $14.0 million or 16.4% of net sales compared to income from operations of $18.0 million or 22.8% of net sales in the prior year quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at quarter end were $25.4 million compared to $33.8 million at prior year quarter end. The Company paid down $10.0 million of outstanding debt during the quarter under its revolving credit facility leaving a balance of $15.0 million at quarter end.

We ended the quarter with $28.8 million of inventory on hand, an increase of 23%, compared to $23.3 million at the end of the first quarter of 2013. The increase in inventory was due to the 23% increase in the number of boutiques in operation as compared to the end of the first quarter of 2013. Ending inventory on a per boutique basis was flat for the quarter, compared to the same period in 2013.

We repurchased approximately 0.3 million shares of our common stock during the quarter at a cost of approximately $5.3 million or an average of$18.49 per share.

SECOND QUARTER AND FULL FISCAL YEAR 2014 GUIDANCE

For the second quarter ending August 2, 2014, net sales are expected to be between $98 million and $103 million assuming a mid to low single digit decrease in comparable sales, including our direct-to-consumer business. This compares to the prior year comparable sales decrease of 1% versus the second quarter of 2012. The Company plans to open approximately 16 new boutiques during the second quarter as compared to 20 boutiques opened during the prior year quarter. Diluted earnings per share are expected to be in the range of $0.24 to $0.29. Second quarter guidance reflects the Company's plans to dispose of slow moving inventory at a pretax cost of between $2.5M to $3.5M or $0.04 to $0.05 diluted earnings per share.

For the full year ending January 31, 2015, net sales are now expected to be in the range of $387 million to $399 million assuming a low single digit decrease to flat change in comparable sales, including our direct-to-consumer business. The Company plans to open approximately 85 boutiques in the fiscal year 2014.  Diluted earnings per share are now expected to be in the range of $1.05 to $1.17 and reflects the Company's plans in the second quarter to dispose of slow moving inventory at a cost of $0.04 to $0.05 diluted earnings per share.  The number of average diluted shares for the full year assumed in guidance is expected to be 42.5 million, which excludes the impact of potential additional share repurchases during the year. The effective tax rate is estimated to be 38.4% for both the second quarter and full year.

Capital expenditures for fiscal year 2014 are expected to be in a range of $25.0 million to $27.0 million which will be primarily spent on boutique openings and remodels, as well as investments in our merchandising and direct-to-consumer information technology systems.

Conference Call Information

A conference call to discuss first quarter 2014 results is scheduled for June 10, 2014, at 8:30 a.m. EST. A live web cast of the conference call will be available in the investor relations section of the Company's website, www.francescas.com. In addition, a replay of the call will be available after the call and remain available until June 17, 2014. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 5192882. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended February 1, 2014 filed with the Securities and Exchange Commission on March 28, 2014 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 519 boutiques in 46 states and the District of Columbia also serves its customers throughfrancescas.com. For additional information on francesca's®, please visit www.francescas.com.

Francesca's Holdings Corporation
Unaudited Consolidated Statements of Operations

	Thirteen Weeks Ended
	May 3, 2014		May 4, 2013		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
	(In thousands except per share data)

Net sales	$85,424	100.0%	$78,987	100.0%	$6,437	8%	--
Cost of goods sold and occupancy costs	43,592	51.0%	37,615	47.6%	5,977	16%	340
Gross profit	41,832	49.0%	41,372	52.4%	460	1%	(340)
Selling, general and administrative expenses	27,812	32.6%	23,351	29.6%	4,461	19%	300
Income from operations	14,020	16.4%	18,021	22.8%	(4,001)	(22)%	(640)
Interest expense	(221)	(0.3)%	(116)	(0.1)%	(105)	91%	(20)
Other income	103	0.1%	83	0.1%	20	24%	--
Income before income tax expense	13,902	16.3%	17,988	22.8%	(4,086)	(23)%	(650)
Income tax expense	5,342	6.3%	7,051	8.9%	(1,709)	(24)%	(270)
Net income	$8,560	10.0%	$10,937	13.8%	(2,377)	(22)%	(380)
(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings (loss) per common share	$0.20		$0.24
Weighted average diluted shares outstanding:	42,362		44,880

Comparable boutique sales increase	(7)%	2%

Francesca's Holdings Corporation
Unaudited Consolidated Balance Sheets
(In thousands)
	May 3, 2014	February 1, 2014	May 4, 2013
ASSETS
Current assets:
Cash and cash equivalents	$25,413	$37,498	$33,763
Accounts receivable	10,822	8,984	7,645
Inventories	28,779	24,614	23,330
Deferred income taxes	4,643	4,565	3,567
Prepaid expenses and other current assets	6,179	6,764	4,772

Total current assets	75,836	82,425	73,077
Property and equipment, net	69,799	64,131	55,729
Deferred income taxes	3,113	2,335	2,893
Other assets, net	1,724	1,654	1,383

TOTAL ASSETS	$150,472	$150,545	$133,082

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,758	$10,207	$8,623
Accrued liabilities	9,640	9,823	14,010
Total current liabilities	19,398	20,030	22,633
Landlord incentives and deferred rent	32,333	27,448	26,151
Long-term debt	15,000	25,000	—
Total liabilities	66,731	72,478	48,784

Commitments and contingencies

Stockholders' equity:
Common stock -- $.01 par value, 80.0 million shares authorized; 45.4 million, 45.2 million and 44.0 million shares issued at May 3, 2014, February 1, 2014 and May 4, 2013, respectively.	454	452	440
Additional paid-in capital	103,574	101,192	86,464
Retained earnings (accumulated deficit)	39,856	31,296	(2,606)
Treasury stock, at cost - 3.2 million, 2.9 million and 0 shares held at May 3, 2014, February 1, 2014 and May 4, 2013, respectively.	(60,143)	(54,873)	—
Total stockholders' equity	83,741	78,067	84,298

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$150,472	$150,545	$133,082

Francesca's Holdings Corporation
Unaudited Consolidated Statements of Cash Flows
(In thousands)
	Thirteen Weeks Ended
	May 3, 2014	May 4, 2013
Cash Flows From Operating Activities:
Net income	$8,560	$10,937
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	2,982	2,237
Stock-based compensation expense	832	990
Excess tax benefit from stock-based compensation	(581)	(2,373)
Loss on sale of assets	17	110
Amortization of debt issuance costs	61	73
Deferred income taxes	(855)	(597)
Changes in operating assets and liabilities:
Accounts receivable	(1,256)	(5,141)
Inventories	(4,164)	(4,281)
Prepaid expenses and other assets	453	93
Accounts payable	(1,039)	265
Accrued liabilities	(185)	5,717
Landlord incentive and deferred rent	4,885	4,059
Net cash provided by operating activities	9,710	12,089

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(8,078)	(8,517)
Net cash used in investing activities	(8,078)	(8,517)

Cash Flows Provided by (Used in) Financing Activities:
Repayments of borrowings under the revolving credit facility	(10,000)	--
Repurchases of common stock	(5,270)	--
Proceeds from the exercise of stock options	972	221
Taxes paid related to net settlement of equity awards	--	(2,280)
Excess tax benefit from stock-based compensation	581	2,373
Net cash provided by (used in) financing activities	(13,717)	314

Net increase (decrease) in cash and cash equivalents	(12,085)	3,886
Cash and cash equivalents, beginning of year	37,498	29,877
Cash and cash equivalents, end of period	$25,413	$33,763

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$459	$2,372
Interest paid	$181	$40

Francesca's Holdings Corporation
Supplemental Information

Sales by Merchandise Category

	Thirteen Weeks Ended		Change
	May 3, 2014	May 4, 2013	In dollars	%
	(in thousands, except percentages)
Apparel	$44,764	$39,849	$4,915	12%
Jewelry	18,321	18,981	(660)	(3)%
Accessories	14,144	12,614	1,530	12%
Gifts	8,399	7,230	1,169	16%
Merchandise sales	85,628	78,674	6,954	9%
Other(1)	(204)	313	(517)	(165)%
Net sales	$85,424	$78,987	$6,437	8%

(1) Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Transactions Results

	Transactions(1)	Average Transaction Value(2)

Q1 2013	(7)%	0%

(1) The number of comparable transactions (including merchandise and gift card purchases, returns and gift card redemptions) processed through our point-of-sale system for which a receipt was issued.
(2) Average transaction value is calculated by dividing total comparable sales by the number of comparable transactions during the period.

Quarterly Comparable Sales Results

	FY 2012(1)	FY 2013(2)	FY 2014

Q1	16%	2%	(7)%

(1) Beginning in the first quarter of fiscal year 2013, comparable sales results include our direct-to-consumer sales. To facilitate comparability with the prior year period, prior year comparable sales growth was recalculated and now includes direct-to-consumer sales growth.
(2) Due to the retail calendar shift, comparable sales results for each of the thirteen weeks ended February 2, 2013 and May 4, 2013 are compared with comparable sales results for each of the thirteen weeks ended February 4, 2013 and May 5, 2012, respectively.

CONTACT:	ICR, Inc.	Company
	Jean Fontana	Mark Vendetti
	646-277-1214	832-494-2315
Mark.Vendetti@francescas.com